EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of July 9, 2003 between CASUAL MALE RETAIL GROUP, INC., a Delaware corporation with an office at 555 Turnpike Street, Canton, Massachusetts, 02021 (the “Company”), and Linda Carlo (the “Executive”) having an address at 16 Upton Street, Boston, Massachusetts 02118.

WITNESSETH:

WHEREAS, the Company desires that Executive serve as Executive Vice President, General Merchandise Manager of the Casual Male Division of the Company, and Executive desires to be so employed by the Company.

WHEREAS, Executive and the Company desire to set forth in writing the terms and conditions of the Executive’s employment with the Company from the date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Executive Vice President, General Merchandise Manager of the Casual Male Division.

2. TERM

The term of employment under this Agreement shall begin on August 4, 2003 (the “Employment Date”) and shall continue for a period of one (1) year from that date (the “Term”), subject to prior termination in accordance with the terms hereof.

3. COMPENSATION

(a) As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an annual base salary of $290,000.

(b) In addition to the annual base salary, Executive may receive a bonus payable at the time of normal distribution of bonuses for the year ending January 31, 2004 (the “Bonus”); such Bonus shall be determined in accordance with the Company’s bonus program in effect at the time. Executive will participate in the Company’s bonus program at a bonus incentive rate of 40% of Executive’s annual base salary.

4. OPTIONS

The Company shall grant to the Executive 50,000 options under the Company’s 1992 Stock Incentive Plan, which are exercisable at a purchase price per share equal to the closing price of the Common Stock on the Employment Date (the “Grant Date”). The options will vest pro rata over a three (3) year period commencing on the first anniversary of the Grant Date, with one third of the total vesting and becoming exercisable on each of the first, second and third anniversaries of the Grant Date, subject to the terms of the Stock Option Agreement, which the Executive must execute in connection with the grant of the options.

5. EXPENSES

The Company shall pay or reimburse Executive, in accordance with the Company’s policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, which may be incurred or paid by Executive in connection with her employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

6. OTHER BENEFITS

(a) Executive shall be entitled to such vacations and to participate in and receive any other benefits customarily provided by the Company to its senior management (including any profit sharing, pension, 401 (k), short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Compensation Committee of the Board of Directors.

(b) The Company will, during the term of Executive’s employment hereunder, provide Executive with an automobile allowance in the total amount of $7,200.00 annually. Executive shall pay and be responsible for all insurance, repairs and maintenance costs associated with operating the automobile. Executive is responsible for her gasoline, unless the gasoline expense is reimbursable under the Company’s policies and procedures.

(c) Executive will be eligible to participate in the Company’s annual performance appraisal process on or about March of 2004. Salary adjustment will be made based upon Executive’s job performance.

7. DUTIES

(a) Executive shall perform such duties and functions consistent with her position as Executive Vice President, General Merchandise Manager, and/or as the Board of Directors of the Company shall from time to time determine and Executive shall comply in the performance of her duties with the policies of, and be subject to the direction of, the Board of Directors.

(b) At the request of President or the Board of Directors, Executive shall serve, without further compensation, as an executive officer, corporate officer and/or director of any subsidiary or affiliate of the Company and, in the performance of such duties, Executive shall comply with the directives and policies of the Board of Directors of each such subsidiary or affiliate.

(c) During the Term of this Agreement, Executive shall devote substantially all of her time and attention, vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill her duties. Executive shall perform the duties assigned to him with fidelity and to the best of her ability. Notwithstanding anything herein to the contrary, and subject to the foregoing, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of her duties hereunder and do not violate Section 10 hereof.

(d) The principal location at which the Executive shall perform her duties hereunder shall be at the Company’s offices in Canton, Massachusetts or at such other location as may be designated from time to time by the Board of Directors of the Company. Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required for the proper performance of her duties hereunder, and Executive recognizes that such duties may involve travel.

8. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION

(a) Executive’s employment hereunder may be terminated by the Company at any time:

(i) upon the determination by the President or the Board of Directors that Executive’s performance of her duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days’ prior written notice to Executive; or

(ii) upon the determination by the President or the Board of Directors that there is justifiable cause (as hereinafter defined) for such termination upon ten (10) days’ prior written notice to Executive.

(b) Executive’s employment shall terminate upon:

(i) the death of Executive; or

(ii) the “total disability” of Executive (as hereinafter defined in Subsection (c) herein) pursuant to Subsection (h) hereof.

(c) For the purposes of this Agreement, the term “total disability” shall mean Executive is physically or mentally incapacitated so as to render Executive incapable of performing the essentials of Executive’s job, even with reasonable accommodation, as reasonably determined by the Board of Directors of the Company, (after examination of Executive by an independent physician reasonably acceptable to Executive), which determination shall be final and binding.

(d) For the purposes hereof, the term “justifiable cause” shall mean: any repeated willful failure or refusal to perform any of the duties pursuant to this Agreement where such conduct shall not have ceased within 5 days following written warning from the Company; any breach of this Agreement by the Executive, Executive’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or affiliates or which constitutes a felony in the jurisdiction involved; Executive’s performance of any act or her failure to act, as to which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries or affiliates, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; any unauthorized disclosure by Executive to any person, firm or corporation of any confidential information or trade secret of the Company or any of its subsidiaries or affiliates; any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries and affiliates; or the engaging by Executive in any business other than the business of the Company and its subsidiaries and affiliates which unreasonably interferes with the performance of her duties hereunder. Upon termination of Executive’s employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s annual salary and reimbursement of expenses pursuant to Section 5 hereof as have been accrued through the date of her termination of employment.

(e) Executive may terminate her employment with the Company upon ten (10) days’ prior written notice to the Company, for “Good Reason” (as defined below). For the purpose of this paragraph, “Good Reason” shall mean: (1) the assignment to Executive, without her express consent, of a substantial amount of duties which are materially inconsistent with her position with the Company, or (2) a change in Executive’s responsibilities which materially diminishes her responsibilities with the Company when considered as a whole; or (3) a reduction by the Company in Executive’s base salary; or (4) the Company’s requiring Executive to be permanently based anywhere other than the Company’s office in Canton, Massachusetts, or within fifty (50) mile of said office.

(f) If the Company terminates this Agreement without “justifiable cause” as provided in Subsection 8 (a)(i) above or if Executive terminates this Agreement for “Good Reason” as described in Subsection 8(e) above; the Company shall pay Executive the greater of: (i) the base salary for the remainder of the Term or (ii) an amount equal to one half of Executive’s annual base salary. However, if Executive is employed or retained, as an employee, independent contractor, consultant or in any other capacity or if she is offered another position by the Company at a comparable salary (“New Employment”) during the time she receives payment under this Subsection or Subsection 3 (b), the Company is entitled to a credit for all sums paid or earned by Executive during this period of time or which she could have earned had she accepted the comparable position by the Company. The Executive must make a good faith effort to find New Employment and mitigate the amount of money to be paid by the Company to Executive under this Subsection or Subsection 3(b). Executive also agrees to immediately notify the Vice President of Human Resources of the Company at 555 Turnpike Street, Canton, Massachusetts,

02021, if and when she is offered another position and/or accepts another position. The Company will pay any amount due and owing under 8 (f)(i) or 8(f)(ii) above in accordance with the payment schedule in 3(a), until paid in full.

(g) If Executive shall die during the term of her employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s annual salary and reimbursement of expenses pursuant to Section 5 as have been accrued through the date of her death.

(h) Upon Executive’s “total disability”, the Company shall have the right to terminate Executive’s employment. Notwithstanding any inability to perform her duties, Executive shall be entitled to receive her base salary and reimbursement of expenses pursuant to Section 5 as provided herein until she begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 6 hereof. Any termination pursuant to this Subsection (g) shall be effective on the later of (i) the date 30 days after which Executive shall have received written notice of the Company’s election to terminate or (ii) the date she begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 6 hereof

(i) Upon the resignation of Executive in any capacity, that resignation will be deemed to be a resignation from all offices and positions that Executive holds with respect to the Company and any of its subsidiaries and affiliates.

(j) Change of Control. In the event the Executive’s employment with the Company is terminated by the Company during the Term as a result of a Change of Control of the Company occurring during the Term then, in such event, the Company shall pay Executive an amount as set forth in Section 8(f) above, which amount will be subject to mitigation in accordance with Section 8(f) above. For the purposes of the foregoing, Change of Control shall have the meaning set forth in the Designs, Inc. 1992 Stock Incentive Plan (without regard to any subsequent amendments thereto).

9. REPRESENTATION AND AGREEMENTS OF EXECUTIVE

(a) Executive represents and warrants that she is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of her duties hereunder.

(b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

(c) Executive represents and warrants that she has never been convicted of a felony and she has not been convicted or incarcerated for a misdemeanor within the past five years, other than a first conviction for drunkenness, simple assault, speeding, minor traffic violations, affray, or disturbance of the peace.

(d) Executive represents and warrants that she has never been a party to any judicial or administrative proceeding that resulted in a judgement, decree, or final order (i) enjoining him from future violations of, or prohibiting any violations of any federal or state securities law, or (ii) finding any violations of any federal or state securities law.

(e) Executive represents and warrants that she has never been accused of any impropriety in connection with any employment;

Any breach of any of the above representations and warranties is “justifiable cause” for termination under Section 8 of this Agreement.

10. NON-COMPETITION

(a) Executive agrees that during her employment by the Company and during the one (1) year period following the termination of Executive’s employment hereunder (the “Non-Competitive Period”), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries and affiliates, in any geographic area in the United States of America and Puerto Rico where, at the time of the termination of her employment hereunder, the business of the Company or any of such subsidiaries and affiliates was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, during the Non-Competitive Period, directly or indirectly, request or cause any suppliers or customers with whom the Company or any of its subsidiaries and affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries and affiliates or solicit, hire, interfere with or entice from the Company any employee (or former employee) of the Company.

(b) If any portion of the restrictions set forth in this Section 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. For the purposes of this Section 10, a business competitive with the products and services of the Company (or such subsidiaries and affiliates) shall include, a specialty retailer which primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

(c) Executive acknowledges that the Company conducts business throughout the United States and Puerto Rico, that its sales and marketing prospects are for continued expansion throughout the United States and therefore, the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the

Company and its subsidiaries and affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(d) The existence of any non-material claim or cause of action (a “non-material” claim or cause of action is defined as a claim or cause of action which results from something other than a material breach of the terms and provisions of this Agreement by the Company) by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

11. INVENTIONS AND DISCOVERIES

(a) Upon execution of this Agreement and thereafter, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all existing and future developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and Methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of her employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries and affiliates, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries and affiliates known to him as a consequence of her employment or the rendering of advisory and consulting services hereunder (collectively the “Subject Matter”).

(b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all her rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and at any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $250 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the termination of this Agreement.

12. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

(a) Executive shall not, during the term of this Agreement or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of her duties (including without limitation disclosures to the Company’s advisors and consultants), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the

Board of Directors of the Company), to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, her employment or the rendering of her advisory or consulting services hereunder, relating to the Company or any of its subsidiaries and affiliates, the directors of the Company or its subsidiaries and affiliates, any supplier or customer of the Company or any of their subsidiaries and affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information, which is or becomes publicly available other than pursuant to a breach of this Section 12(a) by Executive.

(b) All information and documents relating to the Company and its affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Executive’s possession or control shall be returned and left with the Company.

13. SPECIFIC PERFORMANCE

Executive agrees that if she breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of her right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

14. AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15. GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

16. SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17. NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

18. WAIVER OR BREACH

It is agreed that a waiver by either party or a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

19. ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties whether oral or written including the Letter Agreement dated June 30, 2003.

20. SURVIVAL.

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 5, 8, 10, 11, 12 and 13 hereof.

21. RESOLUTION OF DISPUTES

Any and all disputes arising under or in connection with this Agreement shall be resolved in accordance with this Section 21.

The parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations. In the event the parties fail to reach resolution of any such dispute within thirty (30) days after entering into negotiations, either party may proceed to institute action in any state or federal court located within the Commonwealth of Massachusetts and each party consents to the personal jurisdiction of any such state or federal court.

22. FURTHER ASSURANCES

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

23. HEADINGS

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

24. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

CASUAL MALE RETAIL GROUP, INC.

By:
Name:	David A. Levin
Its:	President, Chief Executive Officer

By:
Name:	Dennis R. Hernreich
Its:	Executive VP, COO, CFO

Linda Carlo